Exhibit 23.1

[Letterhead of BKD, LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IF Bancorp, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of IF Bancorp, Inc. of our report dated March 15, 2011, on our audits of the consolidated balance sheets of Iroquois Federal Savings and Loan Association as of June 30, 2010 and 2009, and the related consolidated statements of income, equity and cash flows for the two-year period ended June 30, 2010 appearing in the registration statement (Form S-1 No. 333-172843).

/s/ BKD, LLP

Decatur, Illinois
August 10, 2011